Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-139912

PROSPECTUS SUPPLEMENT DATED May 27, 2009

(To Prospectus Supplement dated May 14, 2009 and Prospectus dated January 10, 2007)

The PNC Financial Services Group, Inc.

Up to 15,000,000 Shares

Common Stock

Pursuant to an Equity Distribution Agreement dated May 14, 2009 (the “Agreement”), we issued and sold, through Morgan Stanley & Co., Incorporated (“Morgan Stanley”) as our sales agent, an aggregate of 15,000,000 shares of our common stock, par value $5.00 per share, for an aggregate sales price of $633,172,132.52. The Agreement was filed as an exhibit to a Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2009 and is incorporated herein by reference.

Shares of our common stock issued pursuant to the Agreement were sold through ordinary brokerage transactions.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PNC.” The last reported sale price of our common stock on the NYSE on May 26, 2009 was $43.25.

Gross Proceeds to The PNC Financial Services Group, Inc.	$633,172,132.52
Commissions to Morgan Stanley	$9,497,336.98

Net proceeds to The PNC Financial Services Group, Inc.(1)	$623,674,795.54

(1)	Excludes expenses other than commissions to Morgan Stanley. We have estimated such expenses to be approximately $750,000 in the aggregate.

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus filed with the Commission on January 10, 2007, as part of our Registration Statement on Form S-3ASR (File No. 333-139912), and the prospectus supplement dated and filed with the Commission May 14, 2009.

These shares of our common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

MORGAN STANLEY

Prospectus Supplement dated May 27, 2009